Exhibit 5.1

November 5, 2007
Board of Directors
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, Colorado 80202
Ladies and Gentlemen:
We are acting as counsel to Royal Gold, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 1,150,000 shares of the Company’s mandatory convertible preferred stock, par value $0.01 per share (the “Preferred Stock”), pursuant to the terms of the Underwriting Agreement, as defined below, and as described in a prospectus dated November 5, 2007 that forms a part of the Registration Statement (the “Prospectus”) and in a supplement to the Prospectus dated November 5, 2007 (together with the Prospectus, the “Prospectus Supplement”). The shares of Preferred Stock will be offered and sold by the Company as set forth in the Prospectus Supplement and are to be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and associated stock purchase rights (the “Rights”) to be issued pursuant to the First Amended and Restated Rights Agreement, dated as of September 10, 2007 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A. (the “Rights Agent”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Prospectus Supplement.

3.	The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on November 5, 2007 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Certificate of Incorporation”).

4.	The Amended and Restated Bylaws of the Company, as amended, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect (the “Bylaws”).

5.	An executed copy of the Rights Agreement.

6.	An executed copy of the Underwriting Agreement dated November 5, 2007 among the Company and the several underwriters to be named therein, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as representative (the “Underwriting Agreement”).

7.	Resolutions of the Board of Directors of the Company adopted at a meeting held on October 30, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance of the Preferred Stock, the Prospectus and related matters.

8.	Resolutions of the Pricing Committee of the Board of Directors of the Company adopted at a meeting held on November 5, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the issuance and pricing of the Preferred Stock and related matters.

9.	Resolutions of the Board of Directors of the Company adopted by unanimous written consent on November 5, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to the authorization of the Preferred Stock, adoption of the Certificate of Designations referred to below and related matters.

10.	The Certificate of Designations under which the shares of Preferred Stock are to be issued, in the form to be filed with the Secretary of State of Delaware (the “Certificate of Designations”).
In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).
For purposes of this opinion letter, we have also assumed that prior to the issuance of any Common Stock upon conversion of or as a dividend on any Preferred Stock, sufficient shares of Common Stock shall be duly authorized pursuant to the Certificate of Incorporation.
To the extent that the obligations of the Company with respect to the Rights associated with Common Stock may be dependent upon such matters, we assume for purposes of this opinion that the Rights Agent under the Rights Agreement is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Rights Agent is duly qualified to engage in the activities contemplated by the Rights Agreement; that such Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and constitutes the legal, valid and binding obligation of the Rights Agent enforceable against the Rights Agent in accordance with its terms; that the Rights Agent is in compliance with respect to performance of its obligations under the Rights Agreement, with all applicable laws and regulations; and that the Rights Agent has the requisite organizational and legal power and authority to perform its obligations under the Rights Agreement; and that members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement. In rendering this opinion, we have relied as to certain factual matters on information obtained from public officials and officers of the Company.
This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein). As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
Based upon, subject to and limited by the foregoing, we are of the opinion that:
          (a) Upon (i) proper filing with the Secretary of State of the State of Delaware of the Certificate of Designations, (ii) issuance of the Preferred Stock pursuant to the terms of the Underwriting Agreement, (iii) receipt by the Company of the consideration for the Preferred Stock specified in the resolutions of the Pricing Committee and (iv) due execution and delivery on behalf of the Company of certificates therefore, the Preferred Stock will be validly issued, fully paid and nonassessable.
          (b) With respect to any Common Stock and the associated Rights that may be issued upon the conversion of or as a dividend on the Preferred Stock, upon due exercise of applicable conversion rights in accordance with the terms of the Preferred Stock and upon due execution and delivery on behalf of the Company of certificates for the Common Stock, the Common Stock and the associated Rights will be validly issued, and the Common Stock will be fully paid and nonassessable.
It should be understood that the opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed on November 6, 2007 in connection with execution of the Underwriting Agreement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.

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